S&P Global
Market Intelligence

WidePoint Corporation NYSEAM:WYY

FQ3 2023 Earnings Call Transcripts

Tuesday, November 14, 2023 9:30 PM GMT

S&P Global Market Intelligence Estimates

Currency: USD
Consensus as of Aug-16-2022 11:00 AM GMT



Stock Price [USD] vs. Volume [mm] with earnings surprise annotations
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- EPS NORMALIZED -

	CONSENSUS	ACTUAL	SURPRISE
FQ1 2022	0.00	(0.04)	NM
FQ2 2022	(0.04)	0.29	NM
FQ3 2022	(0.03)	(0.06)	NM
FQ4 2022	-	(1.02)	NM

Table of Contents

Call Participants

EXECUTIVES

Jason Holloway
Chief Revenue Officer

Jin H. Kang
President, CEO & Director

Robert J. George
Executive VP & CFO

ANALYSTS

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

Presentation

Operator

Good afternoon. Welcome to WidePoint's Third Quarter 2023 Earnings Conference Call. My name is Paul, and I will be your operator for today's call. Joining us for today's presentation are WidePoint's President and CEO, Jin Kang; Chief Revenue Officer, Jason Holloway; and Chief Financial Officer, Robert George.

Following their remarks, we will open up the call for questions from WidePoint's publishing analysts and major investors. If your questions were not taken today and you would like additional information, please contact WidePoint's Investor Relations team at wyy@gateway-grp.com.

Before we begin the call, I would like to provide WidePoint's safe harbor statement that includes cautions regarding the forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated.

These risks and uncertainties are described in the company's Form 10-Q filed with the Securities and Exchange Commission. Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company's website at www.widepoint.com.

Now I would like to turn the call over to WidePoint's President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin H. Kang
President, CEO & Director

Thank you, operator, and good afternoon to everyone. Thank you for joining us today to review our financial results for the third quarter ended September 30, 2023. I am pleased to share the progress we've made over the past several months. As we concluded the third quarter on a high note, thanks to the continued dedication and hard work of our entire team.

We have experienced consistent sequential improvements quarter-over-quarter, underlying our continued growth and resilience as we also surpassed the results of Q3 2022 and have achieved positive adjusted EBITDA for the 25th consecutive quarter, highlighting our consistent profitability and operational strength.

We anticipate this positive trend will persist into the fourth quarter and into 2024, something Bob will go into deeper later in this call. Our revenue remains within the guidance range of $103 million to $108 million, a reflection of our steady and disciplined approach to managing our business.

Although we do expect that our adjusted EBITDA is trending towards the lower end of the range due to various sales opportunities having pushed into Q4. But I'm happy to report that several of these opportunities have already successfully closed. This bodes well for Q4 and full year 2024.

To further quantify our forecast, we expect free cash flow to be approximately $3.5 million more than in 2022. The actions that we've taken in the past 12 months to be prudent with our capital in conjunction with the overall proactive nature of our team. Another significant catalyst contributing to our strong position is the fact that the majority of our capital investments have been successfully closed.

As a result, we anticipate only minimal capital expenses in the fourth quarter and throughout 2024, reflecting our disciplined approach to managing our resources. Additionally, we believe there will be no material noncash adjustments for the current year, which will both lead to an optimized adjusted EBITDA and bottom line.

An example I wanted to share where all investments have been completed is our Intelligent Technology Management System, or ITMS, which is still in the FedRAMP in-process status. We anticipate hearing back from General Services Administration in the next couple of months, and I look forward to realizing this important milestone.

Beyond that, other capital investment projects that we've mentioned before, such as our hot coop site improvements, soft certificate issuance and remote issuance of certificates have all been materially completed. Although we are encouraged by some of the trends and preliminary results we are seeing, I must shed lights on some of the macroeconomic factors we are witnessing and the way we're mitigating those uncontrollable variables.

Despite the interest rates as lofty as they are, WidePoint remains well prepared for the foreseeable future, effectively managing our cash balance. We closed Q3 with a healthy reserve of approximately $8.4 million. As you know, the federal government is currently embroiled in budget debates and a potential government shutdown is looming.

However, we have a long history of successfully navigating such challenging environments, and we'll continue to mitigate these risks. Next, despite some large tech companies implementing layoffs, the labor market remains extremely competitive. We are diligently managing this situation, albeit with potential additional staffing costs.

However, we intend to offset this risk by focusing on higher-margin managed services revenue. All that said, the supply chain challenges that were prevalent have fortunately now largely subsided, and we are all well equipped to manage them effectively.

On an operational note, it has been encouraging to witness customers reengaging with us in both the commercial and federal government sectors. In contract with the FCC, an agency within the Department of Transportation, implementation of Cox Communications and MCPC ProMedica are major successful engagements that are going well.

Additionally, we successfully signed contracts with the Federal Emergency Management Agency and a major beverage bottling company for telecom and IT as a service solutions, respectively, in Q4. We will be providing additional updates on these and other awards in press releases soon.

We have several material opportunities that we see on the horizon that we hope to win before the end of the year. Some of these opportunities did slip to the right into Q4 due to the previously discussed macroeconomic factors, but we remain keen on doing everything we can to get these deals across the finish line.

Again, we continue to garner all this traction in tandem with operating efficiently as a leaner and tight organization following our reduction in force at the end of 2022. And as evidenced by our ability to renew materially all of our contracts up for renewal, our customers continue to value our solutions and services. In some cases, we have been able to expand the scope of work, which speaks to the robust nature of our offerings, in addition to the relentless efforts from our team to continuously cross-sell and upsell our solutions.

We will maintain focus on scaling the growth of our federal government and commercial customers. I will now hand the mic over to Jason, who will further elaborate on these topics and provide some color on the sales and marketing front. Jason?

Jason Holloway

Chief Revenue Officer

Thanks, Jin, and good afternoon, everyone. As Jin stated, we continue to build momentum and are seeing the results of hard work in closing the higher-margin deals. As you may have seen, we had a press release in which we closed an identity and access management deal with an agency within the Department of Transportation totaling $1.7 million.

You may have also seen on the federal procurement database system web portal that we closed another deal under our CWMS 2 contract with Department of Homeland Security, namely, Federal Emergency Management Agency, or FEMA. The award is approximately $60 million over a 3-year period of performance with a 1-year base period and 2 1-year option periods.

Additional details can be found on our filed SEC Form 8-K. I am also proud to announce that we also won a new contract with the FCC with a total contract value of $3.2 million. In Soft-ex, our operations in Dublin, Ireland recently announced a win with CSG as well as an Irish telecom agency. Soft-ex is also targeting opportunities in the B2C market for Cox Communication.

Our pipeline remains robust. We look to finish 2023 strong with additional potential material contracts. We continue to make positive progress within the K-12 arena, Jin and I hosted an event in which very influential K-12 district IT leaders were in attendance.

Along with piloting our software solution, we're also exploring wireless PIV-I credential readers in which the user can connect using a Bluetooth connection to the device. In parallel, IT authorities continues to build its pipeline as well and is making headway in closing a number of exciting deals. Not only will this immediately benefit our top line, but it presents the broader WidePoint organization with incremental cross-sell and upsell opportunities looking ahead.

Please stay tuned for additional IT authority updates in the near term. Additionally, we continue to work closely with our systems integrators, and we believe that our tremendous past performance in both the federal and commercial space will close additional opportunities in which the systems integrators are reaching out to WidePoint for assistance in closing.

Our marketing efforts continue to grow with the targeted campaigns with increased social media presence. Given the remote work environment, we see positive results from the increased social media efforts. We will continue to stay laser focused and continue to close higher-margin deals.

With that, I will hand the call over to Bob.

Robert J. George
Executive VP & CFO

Thank you, Jason. Good afternoon, everyone. I'm pleased to share the details of our third quarter 2023 financial results. For the third quarter, our revenue was $25.7 million, an increase of $0.4 million or 2% from the $25.3 million reported for the same period last year. Revenues for the 9-month period ended September 30, 2023, were $77.8 million, an increase of $7 million or 8% from the $70.8 million in the same period last year.

Now I'll provide a further breakdown of our third quarter and 9 months revenues. In the third quarter, our carrier services revenue was $14.6 million, an increase of $0.5 million from the $14.1 million in the same period in 2022. For the 9 months ended September 30, 2023, our carrier services revenue was $42.5 million, an increase of $3 million from the $39.5 million in the same period in 2022. The increase for both 3- and 9-month results is due to increased contracting activity within our federal customers.

In the third quarter, our managed services revenue is $8.1 million and remained relatively constant from period to period. For the 9 months ended September 30, 2023, our managed services revenue is $21.8 million, which is also relatively consistent from period to period. In the third quarter, billable services fees were $1.6 million, an increase of $0.7 million from the $0.9 million in the same period in 2022. For the 9 months ended September 30, 2023, billable services fees were $4.7 million, an increase of $1.7 million from the $3 million in the same period last year.

For both the 3- and 9-month periods, the increase in billable services fees was the result of more billable positions on our federal contracts and increased billable implementation services in our Soft-ex subsidiary. In the third quarter, reselling and other services was $1.4 million, a decrease of $1.4 million from the $2.8 million in the same period last year.

For the 9 months ended September 30, 2023, reselling and other services was $8.8 million, an increase of approximately $2 million from the $6.8 million in the same period last year. The decrease for the 3-month results was due to the timing of reselling opportunities near the government fiscal year-end that moved into the fourth quarter. The increase in the 9-month result was due to the resale of new capabilities provided by a third-party partner for several federal customers.

We do want to highlight that reselling and other services are transactional in nature and the amount and timing of revenue could vary significantly from quarter-to-quarter. Gross profit for the 3-month period ended September 30, 2023, was $3.8 million or 15% of revenues compared to $3.8 million, also 15% of revenues in 2022. Gross profit for the 9-month period ended September 30, 2023, was $11.6 million or 15% of revenues as compared to $11 million or 16% of revenues in 2022. The more significant metric of gross profit percentage, excluding carrier services was 37% for the third quarter of 2023 compared to 34% in the same period last year. The increase in the third quarter of 2023 was due to 2 new contracts in our identity management business, which are high-margin contracts.

For the 9-month period ended September 30, 2023, gross profit percentage, excluding carrier services, was 34% compared to 35% in the same period last year. The lower gross margin percentage, excluding carrier services is related to the increased depreciation and amortization related to capital investments in our delivery platforms, reaching completion and beginning to be amortized. We note that our gross profit percentage will vary from quarter-to-quarter due to our revenue mix.

In the third quarter, general and administrative expenses are $4 million or 15% of revenues compared to $3.6 million or 14% of revenues in the same period of 2022. The increase primarily relates to an increase in noncash share-based compensation expense compared to the same period last year. General and administrative expenses for the 9-month period ended September 30, 2023, are $11.7 million or 15% of revenue as compared to $11.2 million or 16% of revenues in 2022.

We expect to see general and administrative costs as a percentage of revenue lower in the future. For the third quarter of 2023, our net loss was $921,000 compared to a net loss of $541,000 in the same period last year. The difference in net loss between the third quarter of 2023 and 2022 is predominantly related to increased depreciation and amortization related to our delivery platforms reaching completion and beginning to be amortized.

Net loss for the 9-month period ended September 30, 2023, is $2.7 million compared to a net loss of $14.7 million in the same period last year. The principal difference in the net loss from the 9-month period in 2023 compared to the same period in 2022 was the noncash goodwill charge of $16.3 million that was taken in the second quarter of 2022 and, to a lesser extent, the increased amortization expenses previously mentioned.

Moving to our balance sheet. I'm encouraged about where WidePoint stands from a liquidity perspective as we've done an exceptional job in managing our cash and because of our access to the $4 million receivables factoring facility. With

that said, we ended the quarter with $8.5 million in cash, which was in part due to a large advanced payment for a customer for a 3-year contract and tables management in preparation for the potential federal government shutdown, although that shutdown was inverted.

This completes my financial summary. For a more detailed analysis of our financial results, please reference our Form 10-Q, which was filed on November 14. So with that, I will turn the call back over to Jin.

Jin H. Kang
President, CEO & Director

Thank you, Bob, and thank you, Jason. I am proud that our efforts show that we are headed in the right direction as our financial performance has shown significant improvement and the bulk of our capital investments are now in the rearview mirror.

In terms of strategic growth initiatives, we have formed key teaming agreements with products and solution providers that are poised to fuel our growth by enhancing our offerings and expanding our market reach. In parallel with this effort is our strategy to continue teaming with large systems integrators and other strategic partners as we look to scale our growth engine.

Additionally, in line with the trends observed in previous quarters, we have remained actively engaged in evaluating various M&A prospects that have the potential to enhance our current business operations. As of now, I don't have any significant developments to report. But rest assured that we will properly inform our stakeholders should a promising opportunity materialize.

Our team remains focused on continuing to execute our plan for organic growth. We will not be offering specific guidance for 2024 at this time. There are numerous uncertainties that make it challenging to provide a clear outlook. Factors such as the ever-changing federal budget landscape make it difficult to determine the timing of new awards.

Additionally, inflation and the resulting increased labor costs continue to pose a challenge for us in determining our costs. We are also faced with uncertainty regarding pending awards for material contracts. However, we are optimistic that we will eclipse our 2023 financial performance in 2024. Rest assured, we remain committed to providing updates as soon as we can offer a more accurate and reliable outlook for the future.

In conclusion, our company's performance continued to demonstrate its resilience and adaptability, and we remain dedicated to navigating the challenges ahead with a strategic and forward-thinking approach. We appreciate the trust and support of our investors and shareholders as we work to deliver long-term value and sustainable growth.
With that said, we are ready to take questions from our analysts and major shareholders. Operator, will you please open the call for questions?

Question and Answer

Operator

[Operator Instructions] And we did have a question coming from Scott Buck from H.C. Wainwright.

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

Jin, I'm curious, you talked about expanding kind of the scope of some of the contracts at renewal. Have you guys been able to move pricing at all? Or has that been pretty stagnant?

Jin H. Kang
President, CEO & Director

The pricing has been pretty stagnant. However, we did have some successes in adjusting some of our contractual pricing in our TLM business, and we're continuing to work with DHS and the General Services Administration to increase the unit price for our managed services.

We're quoting the current inflationary situation. And so far, we've seen the government be a little bit more receptive to our flight. So I'm hopeful that we can get some price increases for both our managed services and our professional services rates.

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

Great. That's helpful. And second, could you give us a little more color on how you see the K-12 opportunity, and then maybe how you guys can potentially accelerate your involvement there?

Jin H. Kang
President, CEO & Director

Yes. So as Jason said, we did have a fairly large group of folks that came in and listened to our sales pitch. And we pitched to them several new potential solutions with our Identity Management Solution. And we have a new development -- a couple of new developments in that front.

But before I steal Jason's thunder here, Jason, if you want to talk a little bit about the new development in our Bluetooth and also the -- our ability to issue soft search with our new teaming partner?

Jason Holloway
Chief Revenue Officer

Sure. No problem. Scott, so as we stated on the call, we did host this event. And what we've been doing over the time that we've been working with K-12. We've got -- and we have a number of pilots that are active. We've gotten a lot of significant feedback from them in terms of how to make the deployment of our identity and access management solution, a whole lot easier for them.

So what we did is we went into a development project and came out with soft search. So that this way, we're going

more digital on the student side so that, that way, we're not issuing a lot of the smart cards that have the chip that's inserted. So they wanted more of a digital solution because they are handing out a lot of the Chrome -- the Chrome workbooks and tablets and things like that.

So we did go in successfully develop that. And then the second thing we did is for the IT group and the teachers and all of the other staff members. They didn't really want to have the smart cards plugged into these dongles that go into the side of their laptops. They wanted to be able to walk around freely and potentially jump from machine to machine.

So what we're doing now as part of the pilot program is we've gone to a Bluetooth reader in which you can insert that smart card credential or what we call the PIV-I for them, and that gives them that capability of wirelessly connecting to these various machines. We're using it in-house at WidePoint successfully now, and that's going well.

And then overall, strategically, what we've been doing is we are positioning ourselves inside of K-12 to get more at the legislative level so that we can get -- we can be a part of a bigger cybersecurity or security spending budget for these schools.

So -- and in order to do that, we've been happy to get the feedback from the K-12 schools so that we can meet certain criteria so that we can be elevated and take advantage of, again, a lot of these state programs to where we don't have to go and deal with individual budgets of K-12 schools. So hopefully, this helps a little bit.

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

That's great color. I appreciate that. And then just last one for me, Jin, if you could kind of walk us through what your M&A criteria is. What are you looking for in a transaction?

Jin H. Kang
President, CEO & Director

Well, we are looking for companies that are either horizontal or vertical integration opportunities, companies that in terms of horizontal, we're looking for companies that do the same thing that we do. Stable companies that do the same thing that we do, and we can move them on to our delivery platform and we can remove the redundancies to make the deal immediately accretive.

We're also looking for those companies that have specific intellectual properties or capabilities that's going to deepen our capabilities and increase our depth of service. But we are going to be concentrating more on organic growth. And we're not going to spend too much time looking around for these out of the blue M&A opportunities because I think it's critically important for us now that we are turning the corner here that we concentrate on organic growth.

But we're not going to say no if somebody shows up with the right profile of a company that adds depth to our company or adds breadth of customers to our company as well. Just to enhance what Jason has said about K-12, we do have several pilot programs going, and we now have the capability for mass issuance to make the whole process of issuing digital certificates easier and more convenient. And he also talked -- he already talked about the Bluetooth that's going to make the form factor much more palatable for the K-12 community.

And so we see a lot of good things happening there. We'll be rolling out the Bluetooth capability here in the next week or so, and we'll see what kind of acceptance we get.

Great. Thank you, Scott. I think we did receive an e-mail question earlier. So Bob, did you want to discuss that about

gross margins?

Robert J. George
Executive VP & CFO

Okay. Okay. The e-mail question was during the call, you noted that your gross margin percentage, excluding carrier services revenues was 35% in the 9-month period in 2022 and 34% in the 9 months of 2023.

What is driving the apparent margin compression? Good question. The reason gross margin, excluding carrier services is approximately 100 basis points lower in '23 compared to the 9 months of 2022 as a result of the increased noncash depreciation and amortization expenses in that period.

The increase is a result of our investments in our delivery platforms being placed into service during 2023 and the D&A and cost of sales for the 9 months ended was $951,000 and $1.5 million in the 9 months ended 2023. This represents the entire difference in the 100 basis points of decreased margin. Excluding this item, cash margins are consistent from '22 and our on-hire revenues, excluding carrier services. Also, I'd like to highlight that we are -- have no debt other than long-term leases, which are offset by a right-to-use asset as the accounting standards require. That's all I have on that.

Jin H. Kang
President, CEO & Director

Okay. Great. Operator, are there other questions?

Operator

There were no other questions at this time. This concludes our question-and-answer session. If your question was not taken, please contact WidePoint's IR team wyy@gateway-grp.com. I'd now like to turn the call back over to Mr. Jin Kang for his closing remarks.

Jin H. Kang
President, CEO & Director

Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions that we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings release. Thank you again, and have a great evening.

OperatorThank you for joining us today for WidePoint's Third Quarter 2023 Conference Call. You may now disconnect.